Exhibit 19.1

VERADIGM INC.

INSIDER TRADING POLICY

(version: June 12, 2024)

Veradigm Inc. (the “Company”) has adopted this Insider Trading Policy for our directors, Officers (as defined below), employees and consultants with respect to the trading of the Company’s securities, as well as the Securities of publicly traded companies with which the Company has or may have a business relationship. This Insider Trading Policy is dated June 12, 2024, and supersedes any previous policy of the Company concerning insider trading. This Insider Trading Policy is subject to modification from time to time as the Company’s Board of Directors deems necessary or advisable.

Federal and state securities laws prohibit the purchase or sale of a company’s Securities by persons who are aware of material information about the company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. INDIVIDUALS SUBJECT TO THIS INSIDER TRADING POLICY WHO VIOLATE THIS INSIDER TRADING POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS INSIDER TRADING POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR GENERAL COUNSEL. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN. This Insider Trading Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Insider Trading Policy. Should you have any questions regarding this Insider Trading Policy, please contact our General Counsel.

Definitions
Officers

Officers means the Company’s officers subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Material Nonpublic Information

Note that material nonpublic information has two important elements – materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a Security. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. A helpful “rule of thumb” is that any information that could reasonably be expected to affect the price of the Security is material. Common examples of material information include:

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Projections of future financial information or other financial guidance.

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Internal financial information which is inconsistent with the consensus expectations of the investment community.
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Changes in sales, earnings or dividends.
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A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
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Major management changes.
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Major events regarding the Company’s Securities, including the declaration of a stock split or the Company’s sale or purchase of its own Securities.
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An important financing transaction.
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Severe financial liquidity problems.
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Actual or threatened major litigation, or the resolution of such litigation.
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Significant regulatory developments.
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Significant process or product developments.
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New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
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Major transactions with other third parties, such as a joint venture.
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The extent to which external events (such as a pandemic) have had or will have a material impact on the Company’s operating results.
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A major cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

Both positive and negative information can be material, and the above list is merely illustrative and not exhaustive. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial results before trading begins on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time and that trading is open Tuesday, Wednesday and Thursday that week). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Friday (assuming you are not aware of other material nonpublic information at that time and that trading is open Tuesday, Wednesday, Thursday and Friday that week).

Securities

Securities means common stock, options to purchase common stock, preferred stock, bonds and other debt securities, convertible debentures or other convertible securities, warrants and any other types of securities, as well as derivative securities such as exchange-traded put or call options or swaps relating to such securities.

Covered Persons

Covered Persons means (i) the Chief Executive Officer, (ii) any individual who directly reports to the Chief Executive Officer, (iii) any individual who directly reports to any such individual in clause (ii), (iv) any Vice President of the Company not otherwise included in the foregoing, and (v) any finance professional involved in the preparation or audit of the Company’s financial statements or with knowledge of financial forecasting not otherwise included in the foregoing.

Scope of Policy

Persons Covered. As a director, Officer, employee or consultant of the Company or its subsidiaries, this Insider Trading Policy applies to you. The same restrictions that apply to you apply to your family members. For purposes of this Insider Trading Policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers-in law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. You are responsible for making sure that the purchase or sale of any security covered by this Insider Trading Policy by any such person complies with this Insider Trading Policy. In addition, this Insider Trading Policy applies to former directors, Officers, employees and consultants and their family members.

Other Companies Covered. The prohibition on insider trading in this Insider Trading Policy is not limited to trading in the Company’s Securities. It includes trading in the Securities of other companies that have a business relationship with the Company, such as customers, suppliers, or partners of the Company, where you learn of material nonpublic information relating to those entities. It may also include companies with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases, sales and gifts of Securities. This Insider Trading Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Statement of General Policy

No Trading on Inside Information. You may not trade in Company Securities, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed below and in Exhibit A. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities. Similarly, you may not trade in the Securities of any other company with which the Company has a business relationship if you are aware of material nonpublic information about that company, which you obtained in the course of your employment with the Company. For example, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the Securities of the other company until such information has been made public for at least two full trading days.

No Tipping. You may not pass material nonpublic information on to others directly or indirectly or recommend to anyone the purchase or sale of any Securities subject to this Insider Trading Policy when you are aware of material nonpublic information. This practice, known as “tipping,” violates the securities laws and can result in your subjection to the same civil and criminal penalties that apply to insider trading, even if you did not trade.

Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s Securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, the Company’s directors, Officers and Covered Persons may not trade in or gift the Company’s securities during the period beginning on the 15th day prior to the end of the quarter and ending after the second full business day following the release of the Company’s financial results for that quarter. In addition to quarterly blackout periods, the Company may also impose event-specific blackout periods (including relating to the issuance of interim financial guidance or other potentially material information) during which individuals subject to an event-specific blackout may not trade in or gift the Company’s Securities. The Company’s directors, Officers and Covered Persons will be subject to event-specific blackout periods, as well as any other individuals who are aware of the event giving rise to the blackout. The Company will notify you if you are subject to an event-specific blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information. The trading restrictions set forth in this paragraph do not apply to any trades or gifts made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans, as described below. Nonetheless, as mentioned above, no trade in or gift of Company Securities may be made even outside of blackout periods if the person covered by this Insider Trading Policy possesses material information which has not been disseminated in the public market for at least two full trading days.

Financial Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy; provided, however, a person who is subject to a blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during a blackout period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that such person is not in possession of any material nonpublic information.

Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that individuals may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A, (ii) such plan was adopted at a time when the individual would otherwise have been able to trade under this Insider Trading Policy, and (iii) adoption of the plan was expressly authorized by the Company’s General Counsel (or, in the case of a plan adopted by the Company’s General Counsel, expressly authorized by the Company’s Chief Executive Officer). Once the plan is adopted, the individual must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded, or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by Officers and directors of the Company must still be reported to the Company’s General Counsel pursuant to the reporting procedures described below. Additionally, following preapproval in accordance with Exhibit A, insiders must report any modification or termination of a Rule 10b5-1 plan to the Company’s General Counsel on the date of such modification or termination.

Company Trading. The Company will not trade in Company Securities in violation of applicable securities laws or any applicable stock exchange listing standards.

Additional Policies Applicable to Directors and Officers

No Trading Outside of Company Account. To help prevent inadvertent violations of federal securities laws and to enable the Company to comply with reporting requirements, Officers are prohibited from engaging in transactions in the Company’s Securities outside of Company-administered stock accounts. This prohibition does not apply to indirect investments in the Company’s Securities, such as the sale or purchase of shares in an investment fund, provided that the Officer does not have any discretion over transactions made in the Company’s Securities.

Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, in addition to complying with the prohibition on trading during scheduled quarterly and event-specific special blackout periods, the Company’s directors and Officers must pre-clear all transactions in the Company’s Securities (including a stock plan transaction such as an option exercise or a gift, contribution to a trust or any other transfer) with the Company’s General Counsel (or, in the case of a transaction by the Company’s General Counsel, pre-clear with the Company’s Chief Executive Officer). Clearance of a transaction does not constitute a recommendation by the Company or any of its employees or agents that you should engage in the subject transaction. Clearance of a transaction is only valid for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance of the transaction is denied, the fact of such denial must be kept confidential by you. If you become aware of material nonpublic information before the trade is executed, the pre-clearance is void, and the trade must not be completed.

Reporting Requirement. The Company requires that all Officers and directors submit to the Corporate Secretary of the Company a copy of any trade order or confirmation relating to the purchase, sale or gift of the Company’s Securities, including trades made pursuant to 10b5-1 trading plans, within one business day of any such transaction. This information is necessary to enable the Company to monitor trading by Officers and directors and ensure that all such trades are properly reported. Adherence to these procedures is vital to your protection as well as the Company’s.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s Securities or in other transactions in the Company’s Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company Securities is subject to the following additional guidance.

Hedging. Hedging transactions may insulate you from upside or downside price movement in the Company’s Securities, which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members may not enter into hedging or monetized transactions or similar arrangements with respect to the Company’s Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments.

Short Sales. You and your family members may not engage in short sales of the Company’s Securities (sales of Securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. You and your family members may not engage in transactions in publicly traded options, such as puts, calls and other derivative Securities, on an exchange or in any other organized market related to the Company’s Securities.

Standing Orders. Standing orders should be used by you or your family members only for a very brief period of time. A standing order placed with a broker to sell or purchase a Security at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, you and your family members are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Post-Termination Transactions

This Insider Trading Policy continues to apply to your transactions in Company Securities and the Securities of other public companies engaged in business transactions with the Company even after you have terminated your directorship, employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your directorship, employment or service relationship terminates, you may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Insider Trading Policy will cease to apply to your transactions in Company Securities, including gifts, upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of employment or services.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your directorship, employment or other service to the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the Company’s Code of Conduct for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained, or loss avoided.

Company Sanctions. Failure to comply with this Insider Trading Policy may also subject you to Company-imposed sanctions, up to and including dismissal for cause, whether or not your failure to comply with this Insider Trading Policy results in a violation of law.

Certification

Directors, Officers, and certain employees of the Company are required to certify their understanding of and intent to comply with this Insider Trading Policy. A copy of the certification is enclosed with this Insider Trading Policy. The Company will notify you if you are required to sign the certification.

VERADIGM INC.

INSIDER TRADING POLICY CERTIFICATION

I,(name), have received and read a copy of the Veradigm Inc. Insider Trading Policy dated June 12, 2024. I hereby agree to comply with the specific requirements of the Insider Trading Policy in all respects during my employment or other service relationship with Veradigm Inc. or its affiliates. I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with Veradigm Inc. or its affiliates.

(Signature)

(Date)

Exhibit A

Guidelines for Rule 10b5-1 Trading Plans

Capitalized terms not defined herein have the meanings ascribed to them in the Company’s Insider Trading Policy.

To be effective, a Rule 10b5-1 trading plan must:

1.
Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;1
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Specify the beginning and end dates for the Rule 10b5-1 trading plan;
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Specify either (a) the amount and price of the Company Securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company Securities to be purchased or sold and the dates for such purchases or sales;
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Be established only during when you are not subject to a blackout period;
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Be put in place only at a broker acceptable to the Company’s General Counsel;
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Be reviewed by the Company’s General Counsel before the Rule 10b5-1 trading plan is put in place;
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Be subsequently modified only during an open trading window (i.e., not when you are subject to a blackout period) and with approval from the Company’s General Counsel;
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If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.
If terminated before the end of its term and a new plan is put into place, be implemented only during an open trading window (i.e., not when you are subject to a blackout period) unless an exception is otherwise approved in advance by the Company’s General Counsel;
10.
Comply with the following “cooling-off” periods:

a. For the Company’s directors and Officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or

b. For other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;

11.
Be the sole outstanding Rule 10b5-1 trading plan for such insider, unless an exception is approved in advance by the Company’s General Counsel, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and
12.
Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.

Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.